Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, May 24, 2006	Rich Sheffer (952) 887-3753

DONALDSON COMPANY REPORTS RECORD THIRD QUARTER RESULTS

Record third quarter EPS up 19 percent

        MINNEAPOLIS, MN (May 24, 2006) — Donaldson Company, Inc. (NYSE: DCI) today announced record third quarter diluted earnings per share (“EPS”) of $.43, up from $.36 last year. Net income was a record $37.0 million, versus $31.3 million last year. Sales were a record $429.9 million, up from $411.7 million in fiscal 2005.

        For the nine-month period, EPS was another record at $1.12, up from $.98 last year. Net income increased 12 percent to $96.1 million compared to $85.4 million last year. Sales were $1.226 billion, up 5 percent from $1.173 billion in fiscal 2005.

        “The highlight of our third quarter was our strong operating margin performance of 12.4 percent which we achieved despite continued commodity cost increases,” said Bill Cook, Donaldson’s Chairman, President and CEO. “We offset the impact of commodity cost increases through very extensive and successful cost reduction and continuous improvement initiatives across our organization. Looking forward, our outlook is good. Our open order backlog is up 19 percent supporting our guidance of a strong finish to the year and the achievement of our 17th consecutive earnings record.”

Income Statement Discussion

        Translated at constant exchange rates, sales increased $31.2 million, or 7.6 percent, during the quarter and $82.3 million, or 7.0 percent, year-to-date. Weakening foreign currencies reduced the sales growth to $18.2 million, or 4.4 percent, in the third quarter and $53.2 million, or 4.5 percent, year-to-date. The impact of foreign currency translation decreased net earnings by $0.6 million in the third quarter and $1.1 million year-to-date.

        Gross margin of 33.5 percent and 32.7 percent for the third quarter and year-to-date compares to prior year margins of 32.5 percent and 31.6 percent, respectively. We continue to see higher costs for petroleum-based raw materials and freight being offset primarily by our cost reduction efforts and selective price increases. Third quarter operating expenses were 21.1 percent of sales, down from 22.0 percent in the prior year. Year-to-date operating expenses were 21.7 percent of sales for both year-to-date periods and the current year includes $2.6 million of stock option expense that was not included in the prior year.

        Third quarter interest expense was $2.3 million, down from $2.5 million last year due to lower short-term borrowings. Year-to-date interest expense was $7.2 million, up from $6.7 million last year. Other income was $0.9 million in the quarter, down from $1.0 million last year. Year-to-date other income was $6.2 million, down from $6.3 million last year.

        The effective tax rate of 28.6 percent for the third quarter and 27.9 percent for the year compares to 24.6 percent and 26.2 percent for the same periods in the prior year, respectively.

(more)

Donaldson Company, Inc.
May 24, 2006

        As part of our ongoing share repurchase program, we have repurchased 745,900 shares for $25.0 million during the third quarter. Year-to-date, we repurchased 2,348,200 shares, or 2.8 percent of outstanding shares, for $73.1 million.

Backlog

        Total open order backlog is $493 million, up 19 percent relative to last year.

Engine Products Segment

        Engine Products sales were a record $258.4 million in the quarter, an increase of 6.3 percent from last year. Year-to-date Engine Products sales were a record $723.5 million, an increase of 6.4 percent from last year.

        Truck product sales in the quarter totaled $47.2 million, up 4 percent from last year. Year-to-date worldwide sales totaled $136.0 million, an increase of 5 percent from last year.

        Worldwide sales of off-road products in the quarter were $84.0 million, up 6 percent from last year, on continued global strength in new construction and mining equipment demand. Year-to-date worldwide sales totaled $225.8 million, up 7 percent from last year.

        Engine aftermarket or replacement part sales in the quarter were $127.2 million, an increase of 8 percent from last year, as equipment utilization rates remained strong. Year-to-date worldwide sales totaled $361.7 million, up 7 percent from last year.

Industrial Products Segment

        Industrial Products sales in the quarter were a record $171.4 million, an increase of 2 percent from last year. Year-to-date Industrial Products sales were a record $502.7 million, an increase of 2 percent from last year.

        Industrial Filtration Solutions (“IFS”) sales in the quarter were a record $109.2 million, an increase of 3 percent from last year. Year-to-date worldwide IFS sales totaled a record $318.9 million, up 2 percent from last year.

        Gas turbine product sales in the quarter were $26.2 million, down 7 percent from last year. Year-to-date worldwide sales totaled $78.9 million, down 3 percent from last year.

        Sales of special application products in the quarter were a record $36.0 million, an increase of 4 percent from last year. Year-to-date worldwide special application sales were a record $104.9 million, up 5 percent from last year.

Outlook

Engine Products: We expect mid- to high-single digit sales growth in fiscal 2006 and mid-single digit sales growth in fiscal 2007.

•	NAFTA new heavy-duty new truck build rates should remain at their current high levels through the end of calendar 2006 as our truck manufacturer OEMs are near capacity.

(more)

Donaldson Company, Inc.
May 24, 2006

•	Strong worldwide conditions are expected to continue in the production of new construction and mining equipment by our customers.

•	Both our NAFTA and international aftermarket sales are expected to continue growing with continued strong equipment utilization, continued growth by our OEM customers of their replacement parts business, and the growing amount of equipment in the field with our PowerCore™ filtration systems.

Industrial Products: We expect mid-single digit sales growth in fiscal 2006 and high-single digit sales growth in fiscal 2007.

•	IFS sales are expected to continue growing with healthy industrial conditions in NAFTA and Asia, and improving industrial markets in Europe.

•	Globally, we expect mid single-digit sales growth for gas turbine for the full-year. Strength is seen in both the international and the oil and gas markets.

•	Market conditions for special applications products are expected to remain strong.

Other:

•	On May 23, 2006, the Company’s Board of Directors approved a second foreign cash repatriation plan for an additional $80.0 million pursuant to the American Jobs Creation Act of 2004. This planned $80.0 million repatriation will result in a $3.6 million tax charge, an estimated $.04 per share, during the fourth quarter of fiscal 2006. This repatriation plan is in addition to the $80.0 million repatriation announced in July 2005.

•	We expect fiscal 2006 plant rationalization and new plant start-up expenses to be $6 million to $7 million. The fourth quarter impact is expected to be $2.2 million to $3.2 million.

•	We expect fiscal 2006 EPS to be in the range of $1.49 to $1.54 per share.

About Donaldson Company, Inc.

        Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and on-road trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

(more)

Donaldson Company, Inc.
May 24, 2006

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

        The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements, forecasts and projections which reflect the company’s current views with respect to future events and financial performance but involve uncertainties that could significantly impact results. The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “outlook,” “plan,” “promises,” “project,” “should,” “will be” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Act.

        The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, and governmental laws and regulations. For a more detailed explanation, see the Company’s 2005 Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission. The company wishes to caution investors that new factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company’s views as of the date the statement is made. The company undertakes no obligation to publicly update or revise any forward-looking statements.

(more)

Donaldson Company, Inc.
May 24, 2006

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30

	2006	2005	2006	2005

Net sales	$429,858	$411,664	$1,226,169	$1,172,994

Cost of sales	285,784	277,864	825,781	802,001

Gross margin	144,074	133,800	400,388	370,993

Operating expenses	90,857	90,746	265,973	254,837

Operating income	53,217	43,054	134,415	116,156

Other income, net	(922)	(996)	(6,152)	(6,281)

Interest expense	2,302	2,470	7,235	6,734

Earnings before income taxes	51,837	41,580	133,332	115,703

Income taxes	14,825	10,247	37,213	30,260

Net earnings	$37,012	$31,333	$96,119	$85,443

Weighted average shares
outstanding	82,955,416	84,768,788	83,322,449	85,132,531

Diluted shares outstanding	85,205,858	87,103,018	85,516,497	87,465,208

Net earnings per share	$.45	$.37	$1.15	$1.00

Net earnings per share
assuming dilution	$.43	$.36	$1.12	$.98

Dividends paid per share	$.080	$.060	$.240	$.175

(more)

Donaldson Company, Inc.
May 24, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	April 30 2006	July 31 2005

ASSETS

Cash and cash equivalents	$72,946	$134,066
Accounts receivable - net	302,183	294,016
Inventories - net	145,159	151,599
Prepaid expenses and other current assets	41,388	39,141

Total current assets	561,676	618,822

Other assets and deferred taxes	242,560	217,458
Property, plant and equipment - net	298,305	275,493

Total assets	$1,102,541	$1,111,773

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$139,975	$134,063
Employee compensation and other liabilities	111,357	98,083
Notes payable	72,737	102,004
Income taxes payable	5,046	12,280
Current maturity long-term debt	5,718	7,772

Total current liabilities	334,833	354,202

Long-term debt	99,506	103,302
Other long-term liabilities	119,583	129,653

Total liabilities	553,922	587,157

Equity	548,619	524,616

Total liabilities and equity	$1,102,541	$1,111,773

(more)

Donaldson Company, Inc.
May 24, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Nine Months Ended April 30
	2006	2005
OPERATING ACTIVITIES

Net earnings	$96,119	$85,443
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	33,800	33,494
Changes in operating assets and liabilities	9,687	(9,571)
Payment of litigation judgment	(14,170)	—
Tax benefit of equity plans	(12,826)	—
Stock option expense	2,623	—
Other, net	(13,209)	(13,440)

Net cash provided by operating activities	102,024	95,926

INVESTING ACTIVITIES

Net expenditures on property and equipment	(48,804)	(34,435)
Acquisitions and investments in unconsolidated
affiliates, net of cash acquired	(4,498)	(13,236)

Net cash used in investing activities	(53,302)	(47,671)

FINANCING ACTIVITIES

Purchase of treasury stock	(73,080)	(116,268)
Net change in debt	(34,780)	120,486
Dividends paid	(19,894)	(14,775)
Tax benefit of equity plans	12,826	—
Other, net	3,488	1,875

Net cash used in financing activities	(111,440)	(8,682)

Effect of exchange rate changes on cash	1,598	7,137

Increase (decrease) in cash and cash equivalents	(61,120)	46,710

Cash and cash equivalents – beginning of year	134,066	99,504

Cash and cash equivalents – end of period	$72,946	$146,214

(more)

Donaldson Company, Inc.
May 24, 2006

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended April 30, 2006:
Net sales	$258,448	$171,410	—	$429,858
Earnings before income taxes	40,784	14,855	(3,802)	51,837

3 Months Ended April 30, 2005:
Net sales	$243,212	$168,452	—	$411,664
Earnings before income taxes	37,669	14,392	(10,481)	41,580

9 Months Ended April 30, 2006:
Net sales	$723,456	$502,713	—	$1,226,169
Earnings before income taxes	96,988	43,006	(6,662)	133,332

9 Months Ended April 30, 2005:
Net sales	$680,229	$492,765	—	$1,172,994
Earnings before income taxes	95,926	37,994	(18,217)	115,703

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2006	2005	2006	2005
Engine Products segment:
Off-road products	$84,013	$79,316	$225,839	$211,849
Transportation products	47,216	45,572	135,954	129,847
Aftermarket products	127,219	118,324	361,663	338,533

Total Engine Products Segment	$258,448	$243,212	$723,456	$680,229

Industrial Products segment:
Industrial filtration solutions products	$109,238	$105,824	$318,881	$311,258
Gas turbine products	26,168	27,995	78,947	81,623
Special applications products	36,004	34,633	104,885	99,884

Total Industrial Products segment	$171,410	$168,452	$502,713	$492,765

Total Company	$429,858	$411,664	$1,226,169	$1,172,994

(more)

Donaldson Company, Inc.
May 24, 2006

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30
	2006	2005	2006	2005
Free cash flow	$30,290	$18,836	$53,220	$61,491
Net capital expenditures	20,193	11,914	48,804	34,435

Net cash provided by
operating activities	$50,483	$30,750	$102,024	$95,926

EBITDA	$64,921	$54,976	$172,961	$154,118
Income taxes	(14,825)	(10,247)	(37,213)	(30,260)
Interest expense (net)	(1,945)	(1,911)	(5,829)	(4,921)
Depreciation and
amortization	(11,139)	(11,485)	(33,800)	(33,494)

Net earnings	$37,012	$31,333	$96,119	$85,443

Net sales, excluding foreign
currency translation	$442,826	$402,774	$1,255,252	$1,142,253
Foreign currency translation	(12,968)	8,890	(29,083)	30,741

Net sales	$429,858	$411,664	$1,226,169	$1,172,994

Net earnings, excluding
foreign currency translation	$37,627	$30,824	$97,186	$83,571
Foreign currency translation	(615)	509	(1,067)	1,872

Net earnings	$37,012	$31,333	$96,119	$85,443

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

#     #     #